Exhibit 2

Execution Version
TAX RECEIVABLE AGREEMENT AMENDMENT
This Tax Receivable Agreement Amendment (this “Agreement”) is entered into as of November 6, 2025, by and among NuScale Power Corp., a Delaware corporation (NuScale Power Corp., together with each of its Subsidiaries that is classified as a corporation for U.S. federal income tax purposes, and each successor thereto, the “Corporation”), NuScale Power, LLC, an Oregon limited liability company that is classified as a partnership for U.S. federal income tax purposes (the “Company”), and Fluor Enterprises, Inc., a California corporation (“Fluor Enterprises” and, together with the Corporation and the Company, the “Parties”). Unless otherwise specifically defined herein, each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the TRA (as defined below).
RECITALS
WHEREAS, the Corporation, the Company, Fluor Enterprises and the other TRA Holders entered into that certain Tax Receivable Agreement, dated as of May 2, 2022 (the “TRA”);
WHEREAS, concurrently with the execution of this Agreement, the Parties are entering into that certain Exchange Agreement, dated as of November 6, 2025 (the “Exchange Agreement”), which contemplates, among other matters, the exchange of 100% of the Class B Units of the Company (and the retirement of shares of Class B Common Stock of the Corporation) held by Fluor Enterprises into shares of Class A Common Stock of the Corporation;
WHEREAS, in connection with the transactions contemplated by the Exchange Agreement, the Parties desire to amend the TRA to modify the calculation of the Net Tax Benefit solely with respect to payments due under the TRA to Controlled Affiliates of Fluor Corporation, a Delaware corporation (“Fluor”), including Fluor Enterprises;
WHEREAS, pursuant to Section 6.07(b)(i) of the TRA, the TRA may be amended with the written consent of the Corporation, the Company and the TRA Holders who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Holders (as determined by the Corporation) if the Corporation had exercised its right of early termination under Section 3.01(a) of the TRA on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange) (such TRA Holders, the “Supermajority TRA Holders”); and
WHEREAS, Fluor Enterprises constitutes the Supermajority TRA Holders under the TRA as of the date hereof.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
1.Definitions; References. This Agreement shall constitute an amendment of the TRA. To the extent there is a conflict or inconsistency between the terms of this Agreement and the terms of the TRA (prior to giving effect to this Agreement), this Agreement shall govern. For purposes of this Amendment, the following term shall have the following meaning:

a.“Controlled Affiliate” means, with respect to Fluor, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Fluor, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
2.Amendment to Calculation of Payments to Fluor. The Parties hereby agree that, notwithstanding any provision of the TRA to the contrary, solely for the purpose of calculating any Tax Benefit Payment or any other payment payable under the TRA to Fluor or any of its Controlled Affiliates, the percentage “85%” as used in the definition of “Net Tax Benefit” in the TRA and Section 6.09(a) of the TRA shall be deemed to be “42.5%”. For the avoidance of doubt, the percentage “85%” as used in the definition of “Net Tax Benefit” shall continue to apply for purposes of calculating any and all payments payable to any TRA Holder that is not Fluor or one of its Controlled Affiliates.
3.Representations and Warranties of the Corporation and the Company. The Corporation and the Company each represents and warrants to Fluor Enterprises as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
a.Authorization of Transaction. Each of the Corporation and the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of the Corporation and the Company of this Agreement and the performance by each of the Corporation and the Company of this Agreement and the consummation by each of the Corporation and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of the Corporation and the Company, respectively. This Agreement has been duly and validly executed and delivered by each of the Corporation and the Company and constitutes a valid and binding obligation of each of the Corporation and the Company, enforceable against each of the Corporation and the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

b.Non-contravention. Neither the execution and delivery by the Corporation or the Company of this Agreement, nor the consummation by the Corporation or the Company of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of the Corporation or the Company, (ii) require on the part of the Corporation or the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Corporation or the Company or any of its properties or assets.
c.No Additional Representations. The Corporation and the Company each acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Fluor Enterprises furnished or made available to the Corporation or the Company and its representatives, except as expressly set forth in this Agreement or the Exchange Agreement.
4.Representations and Warranties of Fluor Enterprises. Fluor Enterprises warrants to the Corporation and the Company as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):
a.Authorization of Transaction. Fluor Enterprises has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Fluor Enterprises of this Agreement and the performance by Fluor Enterprises of this Agreement and the consummation by Fluor Enterprises of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Fluor Enterprises. This Agreement has been duly and validly executed and delivered by Fluor Enterprises and constitutes a valid and binding obligation of Fluor Enterprises, enforceable against Fluor Enterprises in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.
b.Non-contravention. Neither the execution and delivery by Fluor Enterprises of this Agreement, nor the consummation by Fluor Enterprises of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of Fluor Enterprises, (ii) require on the part of Fluor Enterprises any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fluor Enterprises or any of its properties or assets.

c.No Additional Representations. Fluor Enterprises acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Corporation or the Company furnished or made available to Fluor Enterprises and its representatives, except as expressly set forth in this Agreement or the Exchange Agreement.
5.Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
6.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
7.Entire Agreement. The Exchange Agreement, the TRA (as amended by this Agreement) and this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned has executed this Agreement as of the day and year first above written.

CORPORATION:
NuScale Power Corp., a Delaware corporation

By:	/s/ John L. Hopkins
Name:	John L. Hopkins
Title:	President and Chief Executive Officer

COMPANY:
NuScale Power, LLC, an Oregon limited liability company

By:	/s/ John L. Hopkins
Name:	John L. Hopkins
Title:	President and Chief Executive Officer

FLUOR ENTERPRISES
Fluor Enterprises, Inc., a California corporation
By:	/s/ Kevin B. Hammonds
Name:	Kevin B. Hammonds
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

[Signature Page to Tax Receivable Agreement Amendment]